U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                           SEC File Number 333-104815

                                   Form 10-QSB

                           For Period Ending: 03/31/04

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                         PART I: REGISTRANT INFORMATION
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Full Name of Registrant: Corporate Road Show.Com Inc.

Address of Principal Executive Office:
80 Orville Drive Suite 100, Bohemia, New York 11716
Phone - (631) 244-1555

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                        PART II: RULES 12B-25(B) AND (C)
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It is anticipated that the subject Annual Report on Form 10-QSB will be filed within the next several days.


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                               PART III: NARRATIVE
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The Registrant has not completed its Quarterly Report on Form 10-QSB for the period ended March 31, 2004, due to administrative delays.



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                           PART IV: OTHER INFORMATION
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(1) Name and telephone number of person(s) to contact in regard to this notification Frank Ferraro, Chief Executive Officer (631) 244-1555

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

[X] YES [ ] NO

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ]

YES [X] NO

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made. Corporate Road Show.Com Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 15, 2004

                          CORPORATE ROAD SHOW.COM INC.

                                        By /s/ Frank Ferraro
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                                           Frank Ferraro
                                           Chairman, Chief Executive Officer,
                                           President and Chief Financial Officer